UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2021

Commission File Number: 000-56142

EVERYTHING BLOCKCHAIN, INC.
(Exact name of registrant as specified in charter)

DELAWARE	82-1091922
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3027 US HIGHWAY 17, FLEMING ISLAND, FL	32003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number 321-802-2474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

As used in this report, the terms “Company,” “our company,” “us,” “Everything Blockchain,”, “we” and “our” refer to Everything Blockchain, Inc. unless the context requires otherwise

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2021, Robert Adams resigned as Chief Technology Officer of the Company, effective as of that date. The resignation of Mr. Adams did not result from any disagreement with the Company. Mr. Adams will continue to serve on the Company’s Board of Directors. Brandon Hart was appointed as the new Chief Technology Officer effective July 31, 2021.

Mr. Hart has spent more than 15 years developing zero trust and data protection solutions. He has more than 12 years filling the role of senior management in tech companies. His career began with Lucent Technologies where he was rapidly promoted through the ranks to become operations assistant to the Director of Operators for Worldwide Broadband Services. He has participated in the development and award of more than ten patents with a focus on data management and crypto key management.

On July 31, 2021, the Board of Directors of the Company appointed Toney Jennings as the Chief Operating Officer of the Company, effective immediately.

Toney is a cybersecurity pioneer that has been leading teams in the cybersecurity and information technology fields for over 30 years. Prior to his involvement in developing of the world’s first Zero Trust Data Platform, he was CEO of Encryptics, Inc which developed rights-managed data encryption and protection solutions. He was also Chairman of SignaCert, Inc., having purchased the IP and assets from Harris Corporation, SignaCert delivered comprehensive and affordable compliance verification and continuous monitoring solutions to both enterprise and government customers. One of his earlier successes was as a founder, CEO, and Chairman of WheelGroup Corporation, the creators of the first commercially available intrusion detection system, delivered through its successful sale to Cisco Systems. Earlier in his career, Toney led teams at Trident Data Systems and as an officer at the Air Force Information Warfare Center (AFIWC), conducting penetration testing and vulnerability assessments of operational Department of Defense (DoD) networks.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
99.1.	Press release dated August 2, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERYTHING BLOCKCHAIN, INC.

Date: August 2, 2021	By:	/s/ Eric Jaffe
Eric Jaffe,
Chief Executive Officer

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